Exhibit 4.20

CREDIT AGREEMENT

DATED AS OF NOVEMBER 18, 2011

AMONG

PLAINS OFFSHORE OPERATIONS INC.,

AS BORROWER,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT,

BARCLAYS BANK PLC

AND

BANK OF MONTREAL,

AS CO-DOCUMENTATION AGENTS,

TORONTO DOMINION (NEW YORK) LLC

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS CO-SYNDICATION AGENTS,

AND

THE LENDERS PARTY HERETO

SOLE BOOKRUNNER AND SOLE LEAD ARRANGER

JPMorgan Securities LLC

i

Annex I	List of Commitments

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Security Instruments
Exhibit D-1	Form of PXP Guaranty
Exhibit D-2	Form of Subsidiary Guaranty
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Intercreditor Agreement

Schedule 1.01	Initial Guarantors
Schedule 9.02	Liens
Schedule 9.04	Investments

THIS CREDIT AGREEMENT dated as of November 18, 2011, is among PLAINS OFFSHORE OPERATIONS INC., a Delaware corporation (the “Borrower”); each of the Lenders from time to time party hereto; JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); Barclays Bank PLC and Bank of Montreal, as Co-Documentation Agents; and Toronto Dominion (New York) LLC and Wells Fargo Bank, National Association, as Co-Syndication Agents.

R E C I T A L S

A. The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the Issuing Banks have indicated their willingness to issue letters of credit, in each case on the terms and subject to the conditions set forth in this Agreement.

B. Now, therefore, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents and the Co-Documentation Agents; and “Agent” means the Administrative Agent, any Co- Syndication Agent or any Co-Documentation Agent, as the context requires.

“Aggregate Commitments” at any time shall equal the sum of the Commitments, as the same may be reduced or terminated pursuant to Section 2.06.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month interest period beginning on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, for any day with respect to the commitment fees payable hereunder, or with respect to any Eurodollar Loan or ABR Loan, as the case may be, the rate per annum set forth in the appropriate column below under the caption “Commitment Fee Rate”, “Eurodollar Spread,” or “ABR Spread,” as the case may be, for the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	Commitment Fee Rate	Eurodollar Spread	ABR Spread

Greater than or equal to 90%	0.500%	2.50%	1.50%

Greater than or equal to 75% but less than 90%	0.500%	2.25%	1.25%

Greater than or equal to 50% but less than 75%	0.500%	2.00%	1.00%

Greater than or equal to 25% but less than 50%	0.375%	1.75%	0.75%

Less than 25%	0.375%	1.50%	0.50%

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment as such percentage is set forth on Annex I.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating at the time of entering into the Swap Agreement is BBB-/Baa3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means JPMorgan Securities LLC, in its capacity as the sole bookrunner and sole lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“BOEMRE” means the Bureau of Ocean Energy Management, Regulation and Enforcement, the Bureau of Ocean Energy Management and/or the Bureau of Safety and Environmental Enforcement, formerly known as the Minerals Management Service, Department of the Interior, United States of America, and any successor thereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of (a) the Revolving Credit Exposure of the Lenders on such day (less any cash collateral posted by PXP pursuant to Section 2.08 of the PXP Guaranty) and (b) the “Revolving Credit Exposure” (as defined in the PXP Credit Agreement) on such day, and the denominator of which is the PXP Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases that are or should be in accordance with GAAP recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement, and any lease that was treated as a capital lease under GAAP at the time it was entered into that later becomes an operating lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as a capital lease for all purposes under this Agreement.

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Borrower or any of its Subsidiaries having an estimated dollar amount in excess of $50,000,000.

“Certificate of Designation” means the Certificate of Designation setting forth the terms of the Preferred Stock, as in effect on the date of this Agreement.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Permitted Holders (except that such Person or group shall be deemed to have “beneficial ownership” of all shares that any Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets); (b) the first day on which a majority of the voting members of the Board of Directors of the Borrower are not Continuing Directors; or (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934); provided, however, that (x) the conversion of the Preferred Stock or Warrants into common Equity Interests of the Borrower will not be a Change of Control and (y) the occurrence of either an Exit Event (as that term is defined in the Certificate of Designation) or a Conversion Adjustment Event will not be a Change of Control.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 or Section 2.09 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The initial amount of each Lender’s Commitment is the amount set forth opposite such Lender’s name on Annex I under the caption “Commitment”.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which are or shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who: (a) was a member of such Board of Directors on the date hereof; (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or (c) was nominated for election or elected to such Board of Directors by the holders of the Preferred Stock.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Adjustment Event” means a conversion rate adjustment or a conversion price adjustment as contemplated by Section 9 of the Certificate of Designation.

“Debt” means, for any Person, the sum of the following (without duplication):

(a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments;

(b) all reimbursement obligations of such Person in respect of draws under letters of credit, bankers’ acceptance, surety or other bonds and similar instruments that have not been paid or deemed to have been paid within one Business Day after such obligations arise;

(c) all amounts owed by such Person representing the deferred purchase price of Property or services (other than liabilities of such Person to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) that are either (i) not greater than 120 days past the invoice or billing date or (ii) are being contested in good faith by appropriate proceedings and adequate reserves therefore have been established under GAAP);

(d) all obligations under Capital Leases;

(e) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person;

(f) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;

(g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others;

(h) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;

(i) Disqualified Capital Stock; and

(j) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.

For the avoidance of doubt, “Debt” does not include (i) obligations in respect of Swap Agreements, (ii) indemnities incurred in the ordinary course of business or in connection with the disposition of assets, (iii) any non-cash employee or director compensation, (iv) any compensation paid to employees or directors pursuant to stock appreciation rights, (v) obligations under operating leases or (vi) obligations, guarantees or indemnities by the Borrower or any Subsidiary of operating agreements or other similar or customary agreements or as required by governmental or regulatory bodies, in each case made or entered into in the ordinary course of the oil and gas business.

“Debt Rating” means, as of any date of determination, the issuer or family rating of PXP most recently announced by S&P or Moody’s.

“Deepwater Business” means Oil and Gas Properties located in the Gulf of Mexico that are conveyed by PXP to the Borrower.

“Deepwater Transaction Documents” means (a) the Contribution Agreement dated on or around November 18, 2011 among PXP, Plains Offshore Inc., PXP Resources LLC and the Borrower, (b) the Management Services and Operating Agreement dated on or around November 18, 2011 between the Borrower and PXP, (c) the Tax Matters Agreement dated on or around November 18, 2011 by and between the Borrower and PXP, (d) the Stockholders Agreement dated as on or around November 17, 2011 among PXP, the Borrower, PXP Resources LLC and the purchasers party thereto and (e) the Securities Purchase Agreement dated October 28, 2011 by and among PXP, the Borrower and the purchasers party thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in Section 3.02(a).

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to comply with its obligation to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) (i) notified the Borrower, the Administrative Agent, any Issuing Bank, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or (ii) made a public statement to the effect that it does not intend to comply with its funding obligations generally under other agreements in which it commits to extend credit at a time when the Aggregate Commitments have not terminated or any Letters of Credit remain outstanding, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided, that any such Lender will cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof. For avoidance of doubt (A) an assignee of a Defaulting Lender shall not be deemed to be a Defaulting Lender solely by virtue of the fact that it is an assignee of a Defaulting Lender, (B) neither the reallocation of funding obligations provided for in Section 2.08 as a result of a Lender being a Defaulting Lender nor the performance by non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a non-Defaulting Lender and (C) when a Defaulting Lender ceases to be a Defaulting Lender (due to assignment to a new or existing Lender, commitment reduction pursuant to Section 2.08 or otherwise), all cash collateral deposited with respect to LC Exposure pursuant to Section 2.08(c) shall be promptly released to the Borrower and all commitment reallocations under Section 2.08 shall be promptly adjusted.

“Disqualified Capital Stock” means any Equity Interest (other than the Preferred Stock) that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and the Aggregate Commitments are terminated.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” has the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” has the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA, (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (g) the incurrence of any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business) that could reasonably be expected to have a Material Adverse Effect.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) statutory landlord’s Liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s and construction Liens, Liens on pipelines and pipeline facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) contractual Liens under lease agreements or which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(f) easements, restrictions, zoning restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and

(i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business covering only the Property under lease;

provided, however, that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its income, receipts, total assets, net worth, or capital by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, any Agent, any Issuing Bank or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means the PXP Guarantors and the Subsidiary Guarantors.

“Guaranty Agreements” means the PXP Guaranty and the Subsidiary Guaranty.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Increasing Lender” has the meaning set forth in Section 2.09.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower or any Subsidiary: (a) to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document, (b) to any Lender or any Affiliate of a Lender under any Swap Agreement between the Borrower or any of its Subsidiaries and such Lender or Affiliate of a Lender while such Person (or in the case of its Affiliate, the Person affiliated therewith) was a Lender hereunder (which will continue to be Indebtedness to the extent that the applicable Swap Agreement so provides in the event that such Person ceases to be a Lender or an Affiliate of a Lender), (c) to any Lender or any Affiliate of a Lender in connection with the cash management or treasury services performed by such Lender or Affiliate for the Borrower or any Subsidiary Guarantor, and (d) all renewals, extensions and/or rearrangements of any of the foregoing.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intercreditor Agreement” means the Intercreditor Agreement among the Administrative Agent, the administrative agent under the PXP Credit Agreement, the PXP Guarantors and the Borrower in substantially the form attached hereto as Exhibit F.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, with the consent of the Administrative Agent, nine or 12 months thereafter, as the Borrower may elect; provided, that (a) with respect to any Interest Period the Administrative Agent may consent to an Interest Period that is less than one month, (b) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (c) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Investment Grade Rating” means (i) Debt Ratings of at least Baa3 by Moody’s and at least BBB- by S&P or (ii) a Debt Rating by either Moody’s or S&P as described in clause (i) and a Debt Rating from the other rating agency that is not more than one level below the Debt Rating described in clause (i).

“Issuing Bank” means JPMorgan Chase Bank, N.A. and each Lender that agrees to act as an issuer of Letters of Credit hereunder at the request of the Borrower, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning set forth in Section 2.09(a).

“LC Commitment” at any time means $50,000,000.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn and unexpired stated amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to Section 2.09 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing at Reuters Reference Screen LIBOR01 (or on any successor or substitute screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Loan Documents” means this Agreement, the Notes, all Letter of Credit Agreements, the Guaranty Agreements, the Letters of Credit, the Security Instruments, the Intercreditor Agreement, and each other document that is identified as a Loan Document.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having more than 50% of the Aggregate Commitments; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than 50% of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the Subsidiaries taken as a whole, excluding the effect of events, developments and circumstances affecting the oil and gas exploration and production industry generally, (b) the validity or enforceability of any of the Loan Documents taken as a whole or the ability of the Borrower and the Subsidiaries, taken as a whole, to perform any of their respective obligations under any Loan Document or (c) the rights and remedies of or benefits available to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document.

“Material Domestic Subsidiary” means each Domestic Subsidiary that owns assets having a book value representing 10% or more of the total assets of the Borrower and its Subsidiaries on a consolidated basis.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means November 18, 2016.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage Release Date” means the date that PXP obtains an Investment Grade Rating.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any

Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, transportation, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Holders” means (i) James C. Flores and his spouse and lineal descendants, their respective estates or legal representatives, (ii) trusts created for the benefit of such Persons and (iii) entities of which 80% or more of the Equity Interests having ordinary voting power is directly or indirectly owned by any of the preceding Persons.

“Permitted Liens” means (a) Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition and (b) Liens described on Schedule 9.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Preferred Stock” means the 8.0% Convertible Preferred Stock of the Borrower.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“PXP” means Plains Exploration & Production Company, a Delaware corporation.

“PXP Borrowing Base” means the “Borrowing Base” as determined in accordance with the PXP Credit Agreement, in each case as the same may be adjusted from time to time.

“PXP Credit Agreement” means the Amended and Restated Credit Agreement dated as of August 3, 2010, among PXP, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for such lenders, as amended, restated, supplemented or otherwise modified from time to time.

“PXP Guarantors” means PXP and each Subsidiary of PXP that is or becomes a guarantor of the obligations of PXP under the PXP Credit Agreement and the PXP Loan Documents, but excluding any Person released as a guarantor in accordance with the PXP Credit Agreement and the PXP Loan Documents.

“PXP Guaranty” means an agreement executed by the PXP Guarantors in substantially the form of Exhibit D-1 unconditionally guarantying on a joint and several basis payment of the Indebtedness, as the same may be amended, restated, modified or supplemented from time to time.

“PXP Loan Documents” means the “Loan Documents” as defined in the PXP Credit Agreement, as the same may be amended, restated, modified or supplemented from time to time.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and attorneys, accountants and experts of such Person and such Person’s Affiliates.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Loans, and (ii) its LC Exposure.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Section 1031 Counterparty” means an entity that is not an Affiliate of the Borrower and that will serve as an exchange accommodation titleholder in connection with the Section 1031 Exchange; provided, however that none of the holders of the Preferred Stock or Warrants nor any Person controlled by the holders of the Preferred Stock or the Warrants other than the Borrower and its Subsidiaries shall be an “Affiliate” of the Borrower.

“Section 1031 Exchange” means a transaction intended to qualify for nonrecognition of gain or loss under Section 1031 of the Code pursuant to which the Borrower or a Subsidiary of the Borrower would exchange Oil and Gas Properties owned by it for Oil and Gas Properties owned by a third party.

“Security Instruments” means the Guaranty Agreements, the Intercreditor Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit C, and any and all other agreements, instruments or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantors” means the Subsidiaries of the Borrower that are required to guarantee the Indebtedness pursuant to Section 8.11, but excluding any Person released as a Guarantor pursuant to Section 12.17.

“Subsidiary Guaranty” means an agreement executed by the Subsidiary Guarantors in substantially the form of Exhibit D-2 unconditionally guarantying on a joint and several basis payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Super-majority Lenders” means, at any time while no Loans or LC Exposure are outstanding, Lenders having at least 66-2/3% of the Aggregate Commitments; and at any time while any Loans or LC Exposure are outstanding, Lenders holding at least 66-2/3% of the outstanding aggregate principal amount of the Loans and participation interests in such Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Aggregate Commitments.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreements by such Guarantor and, with respect to the PXP Guarantors, such Guarantor’s grant of the security interests and provision of collateral pursuant to the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Warrants” means the warrants to purchase up to 9,121,000 (as such number may be adjusted in accordance with the terms of the Warrants) shares of Class A common stock of the Borrower or common stock of the Borrower issued together with the Preferred Stock.

“Wholly Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly Owned Subsidiaries.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. The amount of any basket, threshold or other amount to be calculated as of a certain date shall be the amount calculated as of such date without adjustment for any subsequent increases or decreases in such amount after such date (including any increases resulting from the accrual of interest, if any).

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, if (i) the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of or calculation of compliance with such provision or (ii) the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03 and Section 5.05, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. No such designation or transfer shall result in any liability on the part of the Borrower for increased costs or expenses resulting solely from such designation or transfer (except any such transfer which is made by a Lender pursuant to Section 5.04 or Section 5.05, or otherwise for the purpose of complying with any Governmental Requirement). Increased costs for expenses resulting from a Change in Law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each ABR Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding unless the Administrative Agent otherwise agrees. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. If requested by a Lender, the Loans made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the Effective Date, (ii) any other Lender, as of the date such Lender becomes a party hereto, payable to the order of such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 2.09, Section 12.04(b) or otherwise) and at such Lender’s request, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. No such conversion or continuation shall be deemed the making of a new Borrowing for purposes of this Agreement, including without limitation Article VI.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Aggregate Commitments.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Aggregate Commitments shall terminate on the Maturity Date.

(b) Optional Termination and Reduction of Aggregate Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitments; provided that (A) each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Aggregate Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Commitments shall be permanent and may not be reinstated. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period; provided, however, that (i) no Letter of Credit shall be issued if, after such issuance, the LC Exposure would exceed the lesser of (A) the LC Commitment and (B) an amount equal to the Aggregate Commitments minus the aggregate principal amount of the Loans outstanding and (ii) the Borrower shall not request the issuance of a Letter of Credit to support a Swap Agreement permitted under Section 9.12 if such issuance would cause the aggregate face amount of all Letters of Credit securing such Swap Agreements to exceed $15,000,000. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not less than three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit issued by such Issuing Bank to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.07(c));

(iv) specifying the amount of such Letter of Credit; and

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.

If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of any Issuing Bank that issues a Letter of Credit hereunder, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.07(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.07(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is equal to or greater than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such LC Disbursement be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. For purposes of the first sentence of Section 2.01, the amount of the ABR Borrowing shall be considered, but the amount of the LC Disbursement to be concurrently reimbursed shall not be considered. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.07(e), the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this Section 2.07(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.07(e) to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.07(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by such Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.07(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.07(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.07(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.07(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. Any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such retiring or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the retiring or replaced Issuing Bank pursuant to Section 3.05(b). In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the retiring or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.07(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.07(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, any Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. In the event of any such payment by the Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made on or prior to the respective expiration dates thereof, the Administrative Agent agrees, if no Event of Default is then continuing or if no other amounts are then outstanding under this Agreement, the Notes or the Loan Documents, to remit to the Borrower amounts for which the contingent obligations evidenced by the Letters of Credit have ceased. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.08 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment fees will cease to accrue on the unfunded portion of the Commitment of the Defaulting Lender pursuant to Section 3.05(a) and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 3.05(a);

(b) The Commitment and Revolving Credit Exposure of the Defaulting Lender will not be included in determining whether all Lenders, Majority Lenders, or the Super-majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects the Defaulting Lender differently than other affected Lenders will require the consent of the Defaulting Lender;

(c) If any LC Exposure exists at the time a Lender is a Defaulting Lender then solely for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.07,

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) each non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Commitment of such non-Defaulting Lender as in effect at the time of such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five Business Days following notice by the Administrative Agent given no later than 12:00 Noon, New York City time, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this
Section 2.08(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.08, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages with the balance of such fee, if any, being retained by the Borrower for its own account or, to the extent any LC Exposure shall then be outstanding, being payable to the applicable Issuing Bank for its own account to the extent such fee relates to the amount of such LC Exposure; or

(iv) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.08, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(d) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.08(c)(i) (and Defaulting Lenders shall not participate therein).

(e) Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 4.01(c) but excluding Section 5.04(b)) will, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to an Issuing Bank hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in an interest bearing account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts then owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursement that a Defaulting Lender has not fully funded its participation obligations and (y) in the case of such Loans, such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment will be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post cash collateral pursuant to Section 2.08 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(f) If any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to be replaced in accordance with Section 5.04(b).

(g) The Borrower may terminate the unused amount of the Commitment of that Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), provided, that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

(h) In the event that the Administrative Agent, the Borrower and the Issuing Banks agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment and on such date such Defaulting Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim that the Borrower, the Administrative Agent, any Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a non-Defaulting Lender except as expressly set forth above.

Section 2.09 Increase in the Revolving Loan Maximum Credit Amounts.

(a) If the Borrower is required to terminate the amount of the Commitment of a Lender pursuant to Section 5.04(b)(ii), then the Borrower may, by written notice to the Administrative Agent executed by the Borrower and one or more financial institutions (any such financial institution executing such notice being called an “Increasing Lender”), which may include any Lender, cause the Aggregate Commitments to be extended by the Increasing Lenders if such Increasing Lender is not already a Lender (or cause the Aggregate Commitments of the Increasing Lenders that are already Lenders to be increased, as the case may be) in an amount for each Increasing Lender set forth in such notice; provided, that (i) the sum of all existing Commitments, all new Commitments and all increases in existing Commitments pursuant to this paragraph shall not exceed $300,000,000 without the approval of all Lenders, (ii) each Increasing Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed joinder agreement in a form reasonably satisfactory to the Administrative Agent and the Borrower (a “Joinder Agreement”), and (iv) any Lender requested by the Borrower to become an Increasing Lender may elect, or decline, such request in its sole discretion. New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph.

(b) Upon the effectiveness of any Joinder Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Annex I shall be deemed to have been amended to reflect the Commitments of such Increasing Lender as provided in such Joinder Agreement. Upon the effectiveness of any increase pursuant to this Section 2.09 in the Commitments of a Lender already a party hereto, Annex I shall be deemed to have been amended to reflect the increased Commitments of such Lender.

(c) The Borrowers shall prepay any Loans outstanding prior to the effectiveness of such increase or extension, together with any amounts due pursuant to Section 5.02, with new Loans made pursuant to Section 2.01 ratably in accordance with the Commitments in effect following such extension or increase.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (A) the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section plus 2%, and with respect to any Eurodollar Loan, after the expiration of the Interest Period in which such Event of Default arose, the Default Rate, or (B) the Highest Lawful Rate or (ii) in the case of any other amount, the lesser of (A) the Default Rate or (B) the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion (but only to the extent so converted).

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the Borrowing to be prepaid, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. The Administrative Agent shall apply each prepayment of a Borrowing ratably to the Loans included in the Borrowing specified in the Borrower’s notice of prepayment. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Commitments pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the Aggregate Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.07(j).

(ii) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(iii) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 2.08) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 2.08) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements which has been funded by such Lender) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate set forth in the fee letter between the Borrower and the Issuing Bank on the average daily amount of that portion of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the Termination Date and the date on which there ceases to be any LC Exposure attributable to such Issuing Bank, provided that (A) in no event shall such fee be less than $125 for each Letter of Credit during any quarter and (B) if the expiration date of the Letter of Credit is less than one year after its date of issuance and the aggregate fronting fee otherwise payable through its expiration would be less than $500, then the Borrower shall pay to such Issuing Bank $500 upon the issuance of such Letter of Credit in lieu of the fronting fee otherwise payable, and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs.

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due (for purposes of computing interest and fees, each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day), in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.07(d), Section 2.07(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the PXP Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the interest of the PXP Guarantors in and to production and all proceeds attributable thereto which may be produced from or allocated to the property mortgaged thereby. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the PXP Guarantors and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the PXP Guarantors.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01 Increased Costs.

(a) Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise, but not including Excluded Taxes), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (exclusive of any lost profits or opportunity costs). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify the Administrative Agent, any Lender or any Issuing Bank for any amounts under this Section 5.03(c) to the extent that such Person fails to notify the Borrower of its intent to make a claim for indemnification under this Section 5.03(c) within 180 days after a claim is asserted against such Person by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or an Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(f), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

(g) Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender solely as a result of such designation or assignment.

(b) Replacement of Lenders.

(i) Optional. If (A) any Lender requests compensation under Section 5.01, or (B) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or (C) any Lender is a Defaulting Lender, or (D) any Lender has asserted that any adoption or change of the type described in Section 5.05 has occurred, or (E) any Lender fails to approve an amendment, waiver or other modification to this Agreement and at least the Super-majority Lenders have approved such amendment, waiver or other modification, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) if such assignee is not a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(ii) Mandatory. If Lenders holding more than 33.33% of the Aggregate Commitments (i) were lenders under the PXP Credit Agreement and (ii) as a result of an amendment, restatement, supplement, modification, refinancing or termination of the PXP Credit Agreement, cease to be lenders under the PXP Credit Agreement (other than by voluntary assignment of their entire interest thereunder), then no later than the effectiveness of such amendment, restatement, supplement, modification, refinancing or termination of the PXP Credit Agreement the Borrower shall, at its sole expense and effort, upon request by any such Lender and notice to the Administrative Agent, either (A) cause another Person (other than the Borrower or any of its Affiliates) to purchase and assume, without recourse to such Lender (in accordance with and subject to the restrictions contained in Section 12.04(b)), all of such Lender’s interests, rights and obligations under this Agreement (which Person may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or (B) terminate the amount of the Commitment of such Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), pay to such Lender an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, and, if such Lender is an Issuing Bank, also pay to it an amount equal to 105% of the undrawn face amount of all outstanding Letters of Credit issued by it.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement:

(a) In the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (i) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (ii) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans; and

(b) If it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make any Loans to the Borrower, then such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make Loans shall be suspended until such time as such Lender may again make and maintain Loans to the Borrower. The Borrower shall have no obligation to pay to such Lender the commitment fee described in Section 3.05(a) that would otherwise accrue during such period of suspension.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date.

The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses for which invoices have been presented required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and of each Guarantor dated as of the Effective Date setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which the Borrower or such Guarantor is a party and to enter into the transactions contemplated in those documents, and (ii) certifying the articles or certificate of incorporation and bylaws (or comparable documents) of the Borrower and such Guarantor. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each of the Guarantors.

(d) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e) The Administrative Agent shall have received duly executed Notes payable to the order of each Lender requesting a Note in a principal amount equal to its Commitment dated as of the Effective Date.

(f) The Administrative Agent shall have received a counterpart of the Subsidiary Guaranty duly executed by each Subsidiary Guarantor, if any, and a counterpart of the PXP Guaranty duly executed by each PXP Guarantor.

(g) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit C. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Permitted Liens) on the Oil and Gas Properties that secure the obligations under the PXP Credit Agreement.

(h) The Administrative Agent shall have received from each party thereto counterparts (in such number as may be requested by the Administrative Agent) of the Intercreditor Agreement signed on behalf of such party.

(i) The Administrative Agent shall have received (i) an opinion of Bracewell & Giuliani LLP, special counsel to the Borrower, (ii) an opinion of Akin Gump Strauss Hauer & Feld LLP, California counsel to the Borrower, and (iii) an opinion of Onebane Law Firm, Louisiana counsel to the Borrower, each dated the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such firms to deliver such opinions.

(j) The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the personal property related to the Oil and Gas Properties of the Borrower and, if any, the Subsidiary Guarantors for Delaware other than Liens permitted by Section 9.02.

(k) The Administrative Agent shall have received a letter from CT Corporation evidencing the appointment of CT Corporation as authorized agent for service of process on each of the Borrower and each Guarantor under each Loan Document to which it is a party.

(l) The Administrative Agent shall have received evidence reasonably satisfactory to it that all consents or approvals of, registrations or filings with, or any other action by, any Governmental Authority or any other third Person necessary in connection with the Transactions shall have been obtained and are in full force and effect other than (i) those necessary to comply with Sections 8.03, 8.08 and 8.11, (ii) those third party approvals or consents that, if not made or obtained, would not cause a Default hereunder and could not reasonably be expected to have a Material Adverse Effect and (iii) approvals from BOEMRE or any other Governmental Authority customarily obtained after the closing of sales or transfers involving assets in the Gulf of Mexico.

(m) At least $450,000,000 of gross proceeds shall have been paid for the issuance and sale of the Preferred Stock and Warrants.

(n) The PXP Credit Agreement shall have been amended to permit the Transactions and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(o) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding) (excluding any Loan made pursuant to Section 2.07(e)) and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred.

(c) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

(d) The pro forma total Revolving Credit Exposures (after giving effect to the requested Borrowing or the issuance of the requested Letter of Credit) shall not exceed the Aggregate Commitments.

(e) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.07(b), as applicable.

Each Borrowing (excluding any Borrowing made pursuant to Section 2.07(e)) and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (d).

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Subsidiary Guarantor’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company and, if required, stockholder, partner or member action. Each Loan Document to which the Borrower and each Subsidiary Guarantor is a party has been duly executed and delivered by the Borrower and such Subsidiary Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Subsidiary Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

Section 7.03 Approvals; No Conflicts. The Transactions

(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document except such as have been obtained or made and are in full force and effect other than (i) those necessary to comply with Sections 8.03, 8.08 and 8.11, (ii) those third party approvals or consents that, if not made or obtained, would not cause a Default hereunder and could not reasonably be expected to have a Material Adverse Effect and (iii) approvals from BOEMRE or any other Governmental Authority customarily obtained after the closing of sales or transfers involving assets in the Gulf of Mexico;

(b) will not violate (i) the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or (ii) any applicable Governmental Requirement or any order of any Governmental Authority applicable to or binding upon the Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect;

(c) will not violate or result in a default under any indenture, agreement or other instrument pursuant to which any Material Indebtedness is outstanding binding upon the Borrower or any Subsidiary or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect; and

(d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Effect.

(a) The Borrower has furnished to the Lenders on or before the Effective Date the audited carve out Deepwater Business balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, audited by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the quarter ended June 30, 2011. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Deepwater Business as of such dates and for such periods in accordance with GAAP (subject, in the case of unaudited financial statements, to year end audit adjustments and the absence of footnotes).

(b) Since the date of the most recent audited financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders pursuant to Section 8.01(a), (i) there has been no material adverse change in the business, operations, Property or financial condition of the Borrower and the Subsidiaries taken as a whole, excluding the effect of events, developments and circumstances affecting the oil and gas exploration and production industry generally and any non-cash asset impairments or write-downs, and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

Section 7.05 Litigation. Except as disclosed in PXP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (a) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve any Loan Document or the Transactions.

Section 7.06 Environmental Matters. Except as disclosed in PXP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, or as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d), (e) and with respect to remedial work, (f) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect) and excluding approvals from BOEMRE or any other Governmental Authority customarily obtained after the closing of sales or transfers involving assets in the Gulf of Mexico:

(a) neither any Property of the Borrower or any Subsidiary nor the operations conducted by the Borrower or any Subsidiary thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b) no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or, to the Borrower’s knowledge, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c) all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or, to the Borrower’s knowledge, threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e) the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and to the Borrower’s knowledge, there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment; and

(f) neither the Borrower nor any Subsidiary has any known contingent liability or remedial work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, consents, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and except for approvals from BOEMRE or any other Governmental Authority customarily obtained after the closing of sales or transfers involving assets in the Gulf of Mexico.

(b) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all federal income and other material Tax returns and reports required to have been filed (or obtained extensions with respect thereto) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No action to enforce any Tax Lien has been commenced.

Section 7.10 Disclosure; No Material Misstatements. Taken as a whole, none of the reports, financial statements, certificates or other written information (other than projections) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally affect any of the industry segments of the Borrower or its Subsidiaries); provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, recognizing that there are industry-wide risks normally associated with the types of business conducted by the Borrower and its Subsidiaries.

Section 7.11 Subsidiaries. The Borrower has no Subsidiaries as of the Effective Date.

Section 7.12 Location of Business and Offices. As of the Effective Date, the Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Plains Offshore Operations Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 4987206.

Section 7.13 Properties. Except as would not have a Material Adverse Effect, the Borrower and its Subsidiaries have good and defensible title (subject to Liens permitted by the Loan Documents) to all of their material Properties that are necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof, in each case free and clear of all Liens, except Liens permitted by the Loan Documents.

Section 7.14 Federal Reserve Regulations. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).

Section 7.15 Solvency. After giving effect to the Transactions, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Subsidiaries, taken as a whole, will exceed the aggregate Debt of the Borrower and the Subsidiaries on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Subsidiaries on a consolidated basis will not have incurred or intended to incur, and does not believe that it will have incurred, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Subsidiaries and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Subsidiaries on a consolidated basis will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII

Affirmative Covenants

Until the Aggregate Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent:

(a) Annual Financial Statements. As soon as available, but in any event not later than 120 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2011, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the fiscal year most recently ended, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than 75 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the fiscal quarter most recently ended and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Within 10 Business Days after the delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit B hereto certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(d) Certificate of Insurer – Insurance Coverage. Within 60 days of the annual renewal thereof, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(e) Notice of Casualty Events. Prompt written notice, and in any event within five Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(f) Information Regarding Borrower and Guarantors. Prompt written notice of any change (i) in the Borrower’s or any Guarantor’s corporate name or in the trade name used to identify such Person in the conduct of its business or the ownership of its Properties, (ii) in the Borrower’s or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, and (iii) in the Borrower’s or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization.

(g) New Subsidiaries. Promptly and in any event within ten Business Days after organizing or acquiring any new Material Domestic Subsidiary, the name, jurisdiction of organization, organizational identification number, and the locations of the principal place of business and chief executive office of such Subsidiary.

(h) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, at www.pxp.com or on another Internet website described in a notice to the Lenders and to which the Lenders have been provided access or (ii) on which such documents are delivered to the Administrative Agent. The Administrative Agent shall post such documents on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver such documents in a form acceptable to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof (other than any holder of Preferred Stock or the Warrants or any Person controlled by the holders of the Preferred Stock or Warrants other than the Borrower and its Subsidiaries) that, if adversely determined could reasonably be expected to result in liability in excess of $75,000,000 per claim not fully covered by insurance, subject to normal deductibles; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of such Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.08.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries, before the same shall become delinquent or in default, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (B) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05 Operation and Maintenance of Properties. Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each Subsidiary to preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and casualty excepted) the producing Oil and Gas Properties, including, without limitation, all equipment, machinery and facilities related thereto.

Section 8.06 Insurance. The Borrower will, and will cause each Subsidiary to, maintain or have maintained on its behalf, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 8.07 Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Lenders shall bear the cost of such inspections and examinations unless a Default or Event of Default then exists, in which event the Borrower shall bear such cost.

Section 8.08 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all Governmental Requirements applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.09 Environmental Matters.

(a) Except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect, (i) at its sole expense, the Borrower shall, and shall cause each Subsidiary to comply with all applicable Environmental Laws, including, without limitation, (x) all licensing, permitting, notification, and similar requirements of Environmental Laws, and (y)

all provision of Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hydrocarbons and (ii) the Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge when due all claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with applicable Environmental Laws.

(b) To the extent the Borrower or a Subsidiary is not the operator of any Property, none of the Borrower and its Subsidiaries shall be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 8.09 which are performable only by such operators and are beyond the control of the Borrower and its Subsidiaries. Notwithstanding the above and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall be obligated to enforce such operators’ contractual obligations to maintain, develop and operate the Oil and Gas Properties subject to such operating agreements, and the Borrower shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause the operator to comply with this Section 8.09.

Section 8.10 Further Assurances. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to correct any omissions in this Agreement or the Security Instruments to which its Subsidiaries are parties, or to state more fully the obligations secured therein, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

Section 8.11 Additional Guarantors.

(a) The Borrower shall cause the following Persons to guarantee the Indebtedness pursuant to the Subsidiary Guaranty:

(i) each Material Domestic Subsidiary; and

(ii) one or more additional Domestic Subsidiaries that are Subsidiaries to the extent necessary to cause the total assets of the Domestic Subsidiaries that are Subsidiaries but are not Guarantors to be less than 20% of the assets of the Borrower and its Consolidated Subsidiaries.

(b) In connection with any guaranty required by Section 8.11(a), the Borrower shall, or shall cause such Subsidiary or other Person to promptly, but in any event no later than 30 days (or such longer period as the Administrative Agent may agree in its discretion) after the event requiring such guaranty, execute and deliver (i) a supplement to the Subsidiary Guaranty and (ii) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. If at any time any Subsidiary Guarantor is not otherwise required to guarantee the Indebtedness hereunder (whether pursuant to the other provisions of this Section 8.11 or otherwise) or under any other Loan Document, then the

Administrative Agent shall release such Person from its guarantee obligations with respect to the Indebtedness and shall, at the sole cost and expense of the Borrower, execute such further documents and do all such further acts so as to reasonably evidence such release.

Section 8.12 ERISA Compliance. The Borrower will promptly furnish to the Administrative Agent (i) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder that could reasonably be expected to have a Material Adverse Effect, a written notice signed by a Responsible Officer, specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan that could reasonably be expected to have a Material Adverse Effect. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (A) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty that could reasonably be expected to have a Material Adverse Effect and without giving rise to any Lien securing an amount in excess of $50,000,000, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (B) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty that could reasonably be expected to have a Material Adverse Effect, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.13 Section 1031 Exchange. If the Borrower elects to participate in a Section 1031 Exchange with respect to any Oil and Gas Properties, then on or before 180 days following the acquisition by the Section 1031 Counterparty of such Oil and Gas Properties, the Borrower shall acquire from the Section 1031 Counterparty such Oil and Gas Properties either by exchanging other Oil and Gas Properties having a substantially equivalent value or by cancellation of the note given by the Section 1031 Counterparty or by any combination of an exchange of Oil and Gas Properties and a partial cancellation of such note.

ARTICLE IX

Negative Covenants

Until the Aggregate Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

(b) other Debt of the Borrower and its Subsidiaries existing on the date hereof that is reflected in the Financial Statements.

(c) purchase money Debt and Debt under Capital Leases not to exceed $50,000,000 in the aggregate.

(d) Debt associated with workers’ compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties.

(e) intercompany Debt between the Borrower and PXP or any Subsidiary thereof or between Subsidiaries; provided that (i) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Subsidiaries, (ii) that any such Debt owed by either the Borrower or a Subsidiary Guarantor shall be subordinated to the Indebtedness on terms set forth in the Subsidiary Guaranty; and (iii) such Debt is not secured.

(f) Debt secured by Liens permitted by Section 9.02(d) and Section 9.02(e), the principal amount of which does not exceed $50,000,000 in the aggregate at any one time.

(g) endorsements of negotiable instruments for collection in the ordinary course of business.

(h) Debt outstanding under one or more unsecured short term money market credit facilities the principal amount of which does not exceed $50,000,000 in the aggregate.

(i) other Debt not to exceed $50,000,000 in the aggregate at any one time outstanding.

(j) Any renewals, refinancings or extensions of (but, except to the extent permitted herein, not increases in) any Debt described in clauses (b), (c), (e), (f) and (h) of this Section 9.01.

(k) Debt consisting of the financing of insurance premiums if the amount financed does not exceed the premium payable for the current policy period.

Section 9.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness.

(b) Excepted Liens.

(c) Liens securing purchase money Debt and Debt under Capital Leases to the extent permitted by Section 9.01(c) or Section 9.01(i) (and any refinancings thereof permitted under Section 9.01(j)) but only on the Property and improvements and accessions thereof and proceeds thereof acquired or under lease; provided that such Liens are created within 180 days of construction, acquisition or lease of such Property.

(d) Liens (other than Liens under ERISA or Environmental Laws) on Property of any Person that becomes a Subsidiary of the Borrower after the Effective Date; provided that (i) such Liens are in existence at the time such Person becomes a Subsidiary of the Borrower and were not created in anticipation thereof and (ii) no such Liens shall extend to or cover any Property of such Person other than such Property.

(e) Liens (other than Liens under ERISA or Environmental Laws) upon Property acquired after the Effective Date (by purchase, construction or otherwise) by the Borrower or its Subsidiaries, each of which Liens either (i) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (ii) was created solely for the purpose of securing Debt (and any refinancings thereof permitted under Section 9.01(j)) representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that no such Lien shall extend to or cover any Property of the Borrower other than the Property so acquired and improvements thereon and accessions and proceeds thereof.

(f) Liens on cash, letters of credit and other financial assets pledged to secure obligations under any Swap Agreement in an aggregate amount at any time not to exceed $15,000,000.

(g) Liens on Property not constituting collateral for the Indebtedness and not otherwise permitted by the foregoing clauses of this Section 9.02; provided that the aggregate principal or face amount of all Debt secured under this Section 9.02(g) (and any refinancings thereof permitted under Section 9.01(j)) shall not exceed $25,000,000 at any time.

(h) Liens disclosed on Schedule 9.02.

Section 9.03 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:

(a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock),

(b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,

(c) to the extent not permitted by clauses (a) and (b) above, the Borrower may make Restricted Payments with respect to its Preferred Stock and the Warrants, and

(d) the Borrower may declare and pay dividends to PXP and PXP’s Restricted Subsidiaries (as defined in the PXP Credit Agreement).

Section 9.04 Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.04.

(b) accounts receivable arising in the ordinary course of business.

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f) deposits in money market funds investing exclusively in Investments described in Section 9.04(c), Section 9.04(d) and Section 9.04(e).

(g) Investments (i) made by the Borrower in or to PXP, the PXP Guarantors and the Subsidiary Guarantors, (ii) made by any Subsidiary in or to the Borrower or any Subsidiary Guarantor and (iii) made by the Borrower or any Subsidiary Guarantor in or to Subsidiaries that are not Subsidiary Guarantors; provided that, with respect to any Investment described in clause (iii), (A) the aggregate amount at any one time of all such Investments (valued as of the date of such Investment) made after the date hereof shall not exceed $75,000,000; and (B) no Default or Event of Default has occurred and is continuing at the time such Investment is made or would result from the making of such Investment.

(h) Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made after the Effective Date (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $50,000,000.

(i) Investments received in settlement of amounts owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such amounts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.04(i) exceeds $25,000,000.

(j) entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, excluding, however, Investments in other Persons other than joint ventures; provided, however, that none of the foregoing shall involve the incurrence of any Debt not permitted by Section 9.01.

(k) loans and advances to directors, officers and employees in the ordinary course of business consistent with prior practice.

(l) guarantees by the Borrower and the Subsidiaries of Debt permitted by Section 9.01(a), Section 9.01(b), Section 9.01(c), Section 9.01(d), Section 9.01(f), Section 9.01(h), Section 9.01(i) and Section 9.01(j).

(m) Indemnities entered into in the ordinary course of business or in connection with the disposition of assets.

(n) Investments arising from the endorsement of financial instruments in the ordinary course of business.

(o) Investments made in connection with and consisting of Swap Agreements;

(p) loans to the Section 1031 Counterparty participating in a Section 1031 Exchange provided that (i) the amount of any such loan does not exceed the sum of (A) purchase price to be paid by the recipient of such loan for the purchase price of the assets subject to the related Section 1031 Exchange, and (B) estimated capital expenditures and operating expenses to be incurred with respect to such assets during the 180 day period during which such Section 1031 Exchange is to be completed, and (ii) such loan is secured by a first priority security interest in the assets to be acquired by such recipient pursuant to the Section 1031 Exchange;

(q) guarantees by the Borrower or any Subsidiary of operating leases or of other obligations that do not constitute Debt, in each case entered into by any Subsidiary in the ordinary course of business.

(r) Investments of any Person that becomes a Subsidiary of the Borrower after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation.

(s) any Investment by the Borrower or one or more of its Wholly Owned Subsidiaries in a Person, if as a result of such Investment such Person becomes a Subsidiary or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, the Borrower or a Subsidiary.

(t) other Investments not to exceed $50,000,000 in the aggregate at any time.

Section 9.05 Nature of Business. The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

Section 9.06 Proceeds of Loans. The Borrower will not use the proceeds of the Loans for any purpose other than for general corporate purposes (including making of Restricted Payments and the exploration, development and operation of its oil and gas properties). Neither the Borrower nor any Person acting on behalf of the Borrower will violate Regulations T, U or X or any other regulation of the Board or violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.07 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business, the settlement of joint interest billing accounts in the ordinary course of business, discounts granted to settle collection of accounts receivable, or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.08 Mergers, Etc. The Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that

(a) any Subsidiary may (i) participate in a consolidation with (A) the Borrower (provided that the Borrower shall be the continuing or surviving corporation), or (B) any other Subsidiary (provided that if a Subsidiary Guarantor is a party to such transaction, the survivor is a Subsidiary Guarantor or becomes a party to the Subsidiary Guaranty as a Subsidiary Guarantor) or (ii) transfer all or substantially all of its assets to a Subsidiary Guarantor or a Person that becomes a party to the Subsidiary Guaranty as a Subsidiary Guarantor;

(b) the Borrower or any Subsidiary may participate in a consolidation (other than as described in clause (a) above) if (i) at the time thereof and immediately after giving effect thereto, no Default shall occur and be continuing and (ii) the Borrower or such Subsidiary, as the case may be, is the surviving entity or the recipient of any such sale, lease or other disposition of Property, provided that no such consolidation shall have the effect of releasing the Borrower or any Guarantor from any of its obligations under this Agreement or any other Loan Document;

(c) any sale of all or substantially all of the assets of any Subsidiary provided that such sale is permitted by Section 9.09; and

(d) any Subsidiary may liquidate or dissolve if (i) the continued existence and operation of such Subsidiary is no longer in the best interests of the Borrower and its Subsidiaries taken as a whole (as reasonably determined by a Responsible Officer of the Borrower), (ii) such liquidation and dissolution is not disadvantageous in any material respect to the Lenders, and (iii) at the time thereof and immediately after giving effect thereto, no Default shall occur and be continuing.

Section 9.09 Sale of Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Oil and Gas Property or any interest therein or any Subsidiary owning any Oil and Gas Property except for

(a) the sale of Hydrocarbons in the ordinary course of business;

(b) farmouts of undeveloped acreage and assignments in connection with such farmouts or the abandonment, farm-out, exchange, lease, sublease or other disposition of Oil and Gas Properties not containing proved reserves capable of being produced in economic quantities;

(c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use;

(d) the sale or other disposition (including Casualty Events) of such Oil and Gas Property or any interest therein or any Subsidiary owning such Oil and Gas Properties; provided that the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property (other than in the case of a Casualty Event), interest therein or Subsidiary subject of such sale or other disposition (as reasonably determined by any Responsible Officer of the Borrower);

(e) the sale of Oil and Gas Properties in connection with tax credit transactions complying with §29 of the Code or any other analogous provision whether now existing or hereafter enacted, which sale does not result in a reduction in the right of the Borrower or any Subsidiary to receive the cash flow from such Oil and Gas Properties and which sale is on terms reasonably acceptable to the Administrative Agent;

(f) transfers and other dispositions among the Borrower and the Subsidiaries; and

(g) transfers permitted by Section 9.08.

Section 9.10 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly Owned Subsidiaries of the Borrower) unless such transactions are not otherwise prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, that the foregoing provisions of this Section shall not prohibit the Borrower or any of its Subsidiaries from engaging in (a) the transactions permitted by Section 9.01(e), Section 9.03 and Section 9.04, (b) any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters with PXP and its Subsidiaries, (c) the transactions described in the Deepwater Transaction Documents, and (d) the transactions permitted by Section 10.03.

Section 9.11 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Subsidiary Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (i) this Agreement or the Security Instruments or the Intercreditor Agreement, (ii) Debt securing Liens or any contract, agreement or understanding creating Liens permitted by Sections 9.02(b), (c), (f), (h), (i) and (j) (but only to the extent related to the Property on which such Liens were created), (iii) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license, (iv) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the equity or Property of such Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or disposition, (v) customary provisions with respect to the distribution of Property in joint venture agreements or (vi) the Preferred Stock.

Section 9.12 Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, for (A) natural gas, 90% of the reasonably anticipated projected production from proved Oil and Gas Properties for each month during the period commencing on the date such Swap Agreement is executed and ending on the date twelve months thereafter, and for each month during any period after such twelve-month period, 85% of the reasonably anticipated projected production from proved Oil and Gas Properties for each month during such period and (B) crude oil, 90% of the reasonably anticipated projected production from proved Oil and Gas Properties for each month during the period commencing on the date such Swap Agreement is executed and ending on the date twelve months thereafter, and for each month during any period after such twelve-month period, 85% of the reasonably anticipated projected production from proved Oil and Gas Properties for each month during such period, provided, however, that for purposes of this Section 9.12(a), put options and price floors for crude oil and natural gas shall be disregarded, and (b) Swap Agreements in respect of interest rates entered into for hedging purposes and not for speculation. Any Swap Agreement may contain a requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures, but notwithstanding any such requirement, agreement or covenant the Borrower shall comply with Section 9.02(a) and Section 9.02(f).

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to the provisions hereof or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02 or in Article IX.

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default; provided, however, that if the Borrower fails to deliver any financial statements, certificates or other information within the time period required by Sections 8.01, 8.02, or 8.11 and subsequently delivers such financial statements, certificates or other information as required by such Sections prior to acceleration or the exercise of any remedy by the Lenders, then such Event of Default shall be deemed to have been cured and/or waived without any further action by the Administrative Agent or Lenders.

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment.

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and generally valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Guarantor shall so state in writing.

(m) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $75,000,000.

(n) a Change in Control shall occur.

(o) an Event of Default (as defined in the PXP Credit Agreement) has occurred and is continuing under the PXP Credit Agreement that has not been cured or waived by the applicable lenders thereunder.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Commitments, and thereupon the Aggregate Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Aggregate Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent, the Arranger, other Agents and the Lenders;

(ii) second, pro rata to payment of accrued interest on the Loans;

(iii) third, pro rata to payment of principal outstanding on the Loans and Indebtedness referred to in Clause (b) of the definition of Indebtedness owing to a Lender or an Affiliate of a Lender;

(iv) fourth, pro rata to any other Indebtedness;

(v) fifth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vi) sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Section 10.03 Purchase of Indebtedness by holders of Preferred Stock.

(a) Purchase Right. At any time, (each a “Purchase Event”), any or all of the holders of the Preferred Stock (the “Preferred Stockholders”) or PXP (such Preferred Stockholders and/or PXP, collectively (the “Purchasing Creditors”) may purchase all, but not less than all, of the Indebtedness. Such purchase will:

(i) include all principal of, and all accrued and unpaid interest, fees and expenses in respect of, all Indebtedness outstanding at the time of purchase,

(ii) be made pursuant to an Assignment and Assumption or in form and substance reasonably satisfactory to, and prepared by counsel for, the Administrative Agent (with the cost of such counsel to be paid by the Purchasing Creditors (as defined below)), whereby such Purchasing Creditors will assume all funding commitments and obligations of the Lenders under the Loan Documents, and

(iii) otherwise be subject to the terms and conditions of this Section 10.03.

Each Indemnitee will retain all rights to indemnification provided in the Loan Documents for all claims and other amounts relating to periods prior to the purchase of the Indebtedness pursuant to this Section 10.03.

(b) Purchase Notice. The Purchasing Creditors will deliver a notice (the “Purchase Notice”) to the Administrative Agent that:

(i) is signed by the Purchasing Creditors,

(ii) states that it is a Purchase Notice under this Section 10.03,

(iii) states that each Purchasing Creditor is irrevocably electing to purchase, in accordance with this Section 10.03, the percentage of all of the Indebtedness stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100 percent for all Purchasing Creditors, and

(iv) designates a date (the “Purchase Date”) on which the purchase will occur, that is (A) at least five but not more than 15 Business Days after the Administrative Agent’s receipt of the Purchase Notice, and (B) not more than 60 days after the Purchase Event.

Upon the Administrative Agent’s receipt of an effective Purchase Notice conforming to this Section 10.03(b), the Purchasing Creditors will be irrevocably obligated to purchase, and the Lenders will be irrevocably obligated to sell, the Indebtedness in accordance with and subject to this Section 10.03.

(c) Purchase Price. The purchase price (the “Purchase Price”) for the Indebtedness will equal the sum of:

(i) the principal amount of all loans, advances or similar extensions of credit included in the Indebtedness (including unreimbursed amounts drawn on Letters of Credit, but excluding the undrawn amount of outstanding Letters of Credit), and all accrued and unpaid interest thereon through the Purchase Date, and

(ii) all accrued and unpaid fees, expenses, indemnities and other amounts owed to the Agent and the Lenders under the Loan Documents on the Purchase Date.

(d) Purchase Closing. On the Purchase Date,

(i) the Purchasing Creditors and Administrative Agent will execute and deliver the Assignment Agreement,

(ii) the Purchasing Creditors will pay the Purchase Price to Administrative Agent by wire transfer of immediately available funds, and

(iii) the Purchasing Creditors will deposit with Administrative Agent or its designee by wire transfer of immediately available funds, the aggregate undrawn amount of all then outstanding Letters of Credit and the aggregate facing and similar fees that will accrue thereon through the stated maturity of the Letters of Credit (assuming no drawings thereon before stated maturity).

(e) Actions after Purchase Closing.

(i) Promptly after the closing of the purchase of all Indebtedness, the Administrative Agent will distribute the Purchase Price to Lenders in accordance with the terms of the Loan Documents.

(ii) After the closing of the purchase of all Indebtedness, the Purchasing Creditors may request that Administrative Agent immediately resign as administrative agent and, if applicable, collateral agent under the Loan Documents, and the Administrative Agent will immediately resign if so requested. Upon such resignation, a new administrative agent and, if applicable, a new collateral agent will be elected or appointed in accordance with the Loan Documents.

(ii) Administrative Agent will apply cash collateral to reimburse Letter of Credit issuers for drawings under Letters of Credit, any customary fees charged by the issuer in connection with such draws, and facing or similar fees. After giving effect to each such payment, any remaining cash collateral that exceeds the sum of the aggregate undrawn amount of all then outstanding Letters of Credit and the aggregate facing and similar fees that will accrue thereon through the stated maturity of such Letters of Credit (assuming no drawings thereon before stated maturity) will be returned to the Purchasing Creditors (as their interests appear). When all Letters of Credit have been cancelled with the consent of the beneficiary thereof, expired, or been fully drawn, and after all payments from the account described above have been made, any remaining cash collateral will be returned to the Purchasing Creditors, as their interests appear.

(e) No Recourse or Warranties; Defaulting Creditors. The purchase and sale of the Indebtedness under this Section 10.03 will be without recourse and without representation or warranty of any kind by any Agent, the Arranger, any Issuing Bank or any of the Lenders, except that the Agents, the Issuing Banks and the Lenders represent and warrant that on the Purchase Date, immediately before giving effect to the purchase,

(i) the principal of and accrued and unpaid interest on the Indebtedness, and the fees and expenses thereof, are as stated in the Assignment Agreement,

(ii) such Persons own the Indebtedness free and clear of any Liens (other than participation interests not prohibited by this Agreement, in which case the Purchase Price will be appropriately adjusted so that the Purchasing Creditors do not pay amounts represented by participation interests), and

(iii) each such Person has the full right and power to assign its Indebtedness and such assignment has been duly authorized by all necessary corporate action by such Person.

The Borrower irrevocably consents to any assignment effected to one or more Purchasing Creditors pursuant to this Section 10.03. The Preferred Stockholders and PXP shall be third party beneficiaries with respect to this Section 10.03.

ARTICLE XI

The Agents

Section 11.01 Appointment; Powers. Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Co-Syndication Agents nor the Co-Documentation Agents shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither any Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Andrews Kurth LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.

Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.09 or is otherwise authorized by the terms of the Loan Documents.

Section 11.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.11 The Co-Syndication Agents, Co-Documentation Agents and Arranger. The Co-Syndication Agents, the Co-Documentation Agents and the Arranger shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 700 Milam Street, Suite 3100, Houston, Texas 77002-4804, Attention of Winston M. Talbert, Chief Financial Officer and Executive Vice President (Telecopy No. (713) 579-6210), with a copy to John F. Wombwell, Executive Vice President, General Counsel and Secretary (Telecopy No. 713-579-6231);

(ii) if to the Administrative Agent, to it at 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003, Attention of Marlene Zanoria (Telecopy No. (312) 385-7096), and for all other correspondence other than borrowings, continuation, conversion and Letter of Credit requests 712 Main Street, 8th Floor, Mail Code: TX2-S038, Houston, Texas 77002, Attention of Michael A. Kamauf (Telecopy No. (713) 216-7770); and

(iii) if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby;

(iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v) waive or amend Section 3.04(c), Section 6.01, Section 10.02(c) or Section 12.14, without the written consent of each Lender;

(vi) release any Guarantor (except as set forth in each Guaranty Agreement, Section 8.11(b) or Section 12.17) or release all or substantially all of the collateral (other than as provided in Section 11.09 and Section 12.17), without the written consent of each Lender; or

(vii) change any of the provisions of this Section 12.02(b) or the definitions of or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender;

provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or such Issuing Bank, as the case may be and (B) neither this clause (B) nor Section 10.03 may be amended or otherwise modified without Majority Preferred Approval (as defined in the Certificate of Designation).

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all reasonable out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR

BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUING BANK IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND

OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or any Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than 10 days after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 10.03 or this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment (1) to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee or (2) pursuant to Section 10.03; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (1) to an assignee that is a Lender immediately prior to giving effect to such assignment or (2) pursuant to Section 10.03.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 and the amount of the Commitment of Loans of the assigning Lender after such assignment shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) except in the case of an assignment pursuant to Section 10.03, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) except in the case of an assignment pursuant to Section 10.03, the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) the assignee must not be a Defaulting Lender.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Except in the case of an assignment pursuant to Section 10.03, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents and other matters constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement, the other Loan Documents (other than the Letters of Credit and the Letter of Credit Agreements) and such letter agreements represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS AND HEREBY CONFERS AN IRREVOCABLE SPECIAL POWER, AMPLE AND SUFFICIENT, TO CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH AVENUE, THIRTEENTH FLOOR, NEW YORK, NEW YORK 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING IN NEW YORK TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH PROCEEDING AND AGREES THAT THE FAILURE OF SUCH AGENT TO GIVE ANY ADVICE OF ANY SUCH SERVICE OF PROCESS TO THE BORROWER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY CLAIM BASED THEREON. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE

AVAILABLE TO ACT AS SUCH, THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that such Person agrees in writing to be bound by the provisions of this Section 12.11) or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations (provided that such Person agrees in writing to be bound by the provisions of this Section 12.11), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the actual full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to any Lender or any Affiliate of a Lender that is counterparty to any Swap Agreement with the Borrower or any of its Subsidiaries (including any Swap Agreement between such Persons in existence prior to the date hereof) on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Swap Agreement. If any Lender or any Affiliate of a Lender ceases to be a Lender under this Agreement, then the benefit of the Security Instruments and such provisions will continue to apply to the Swap Agreements to which such Lender or its Affiliate is a party at the time that Lender ceases to be a Lender, but will not apply to any Swap Agreements entered into by that Lender or any of its Affiliates after that date. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.15 No Third Party Beneficiaries. Except as expressly set forth in Section 10.03 and the second proviso in Section 12.02(b), this Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Banks to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, any Issuing Bank, or any Lender for any reason whatsoever. Except as expressly set forth in Section 10.03 and the second proviso in Section 12.02(b), there are no third party beneficiaries.

Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 12.17 Release of Liens and Guarantors. After the earlier of (i) the Mortgage Release Date and (ii) the Collateral Release Date (as defined in the PXP Guaranty), the Administrative Agent, at the request and expense of the Borrower, shall promptly (i) execute and deliver to the Borrower, such other applicable Person or its respective designee such UCC termination statements, mortgage releases and other documentation as shall be reasonably requested by the Borrower to effect the termination and release of the Liens securing the Indebtedness created by the Security Instruments and (ii) assign, transfer and deliver to the Borrower, such other applicable Person or its respective designee, against receipt but without any recourse, warranty or representation whatsoever, any collateral then in the Administrative Agent’s possession. Upon the request of the Borrower (and at the Borrower’s expense), the Administrative Agent shall release from its obligations under the Subsidiary Guaranty each Subsidiary Guarantor that (i) is not a Material Domestic Subsidiary and (ii) is not required to guarantee the Indebtedness pursuant to Section 8.11. Upon the request of the Borrower (and at the Borrower’s expense), the Administrative Agent shall release from its obligations under the PXP Guaranty each PXP Guarantor (other than PXP) that is permitted to be released as a guarantor pursuant to the PXP Credit Agreement and the PXP Loan Documents. Upon the completion of any sale or dissolution of a Subsidiary otherwise permitted hereunder, the Administrative Agent shall promptly deliver to the Borrower any certificate representing the Equity Interests of such Subsidiary then held by it.

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PLAINS OFFSHORE OPERATIONS INC.

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Vice President and Treasurer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender and as Administrative Agent

By:	/s/ Michael A. Kamauf
Name:	Michael A. Kamauf
Title:	Authorized Officer

Signature Page to Credit Agreement

BARCLAYS BANK PLC

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President

Signature Page to Credit Agreement

BMO HARRIS FINANCING, INC.

By:	/s/ James V. Ducote
Name:	James V. Ducote
Title:	Director

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Paul A. Squires
Name:	Paul A. Squires
Title:	Managing Director

Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ John Frazell
Name:	John Frazell
Title:	Director

Signature Page to Credit Agreement

BNP PARIBAS

By:	/s/ Greg Smothers
Name:	Greg Smothers
Title:	Director

By:	/s/ Russell Otts
Name:	Russell Otts
Title:	Director

Signature Page to Credit Agreement

CAPITAL ONE, N.A.

By:	/s/ Nancy M. Mak
Name:	Nancy M. Mak
Title:	Vice President

Signature Page to Credit Agreement

CITICORP NORTH AMERICA, INC.

By:	/s/ John Miller
Name:	John Miller
Title:	Vice President

Signature Page to Credit Agreement

ING CAPITAL LLC

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Director

Signature Page to Credit Agreement

ROYAL BANK OF CANADA

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

Signature Page to Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Sanjay Remond
Name:	Sanjay Remond
Title:	Authorised Signatory

Signature Page to Credit Agreement

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Kelly Hundal
Name:	Kelly Hundal
Title:	Authorized Signatory

Signature Page to Credit Agreement

ANNEX I

LIST OF COMMITMENTS

Name of Lender	Maximum Credit Amount	Applicable Percentage

JPMorgan Chase Bank, N.A.	$35,000,000	11.66666667%
Barclays Bank PLC	$35,000,000	11.66666667%
BMO Harris Financing, Inc.	$23,000,000	7.66666667%
Wells Fargo Bank, National Association	$23,000,000	7.66666667%
The Bank of Nova Scotia	$23,000,000	7.66666667%
BNP Paribas	$23,000,000	7.66666667%
Capital One, N.A.	$23,000,000	7.66666667%
Citicorp North America, Inc.	$23,000,000	7.66666667%
ING Capital LLC	$23,000,000	7.66666667%
Royal Bank of Canada	$23,000,000	7.66666667%
The Royal Bank of Scotland plc	$23,000,000	7.66666667%
Toronto Dominion (New York) LLC	$23,000,000	7.66666667%

TOTAL	$300,000,000	100.00000000%

Annex I – Page 1